Exhibit 99.2

Armata Pharmaceuticals Announces Presentation at the 2024 Military Health System Research Symposium

LOS ANGELES, Calif., August 26, 2024 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced that Mina Pastagia, M.D., MS, Chief Medical Officer, will deliver a poster presentation at the 2024 Military Health System Research Symposium (MHSRS), which is being held August 26-29 in Kissimmee, FL.

The poster provides an overview of Armata’s two distinct phage development programs, inhaled AP-PA02 (Pseudomonas aeruginosa bronchiectasis) and intravenous AP-SA02 (Staphylococcus aureus (S. aureus) bacteremia), which are being or have been evaluated in three distinct double-blind, placebo-controlled Phase 2 clinical trials.

Regarding AP-SA02, Armata is currently advancing its Phase 1b/2a multiple ascending dose study (diSArm) of intravenous AP-SA02 as an adjunct to best available antibiotic therapy (BAT) compared to BAT alone. Enrollment of the diSArm study is 80% complete, and Armata anticipates completing enrollment by the end of 2024.

The clinical development of AP-SA02 is supported by a $21.6 million Department of Defense grant, received through the Medical Technology Enterprise Consortium (MTEC) and managed by the Naval Medical Research Command (NMRC) – Naval Advanced Medical Development (NAMD) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program.

“We are excited to participate in this year’s MHSRS and highlight the rigorously designed double-blind, placebo-controlled clinical trials that we are executing for both of our phage candidates,” stated Dr. Pastagia. “Through our completed and ongoing Phase 2 trials, our phage candidates have been well tolerated, allowing us to evaluate higher phage doses that can increase the ability of our phages to fulfill their mechanism of action of attacking only pathogenic bacteria. This in turn is expected to provide Armata with the necessary data to inform how best to administer phage therapy and decrease the usage of broad-spectrum antibiotics so as to preserve the human microbiome in an effort to lower patient morbidity. We greatly appreciate the collaborative partnership with the NMRC and NAMD as well as MTEC for its financial support of our AP-SA02 program. We look forward to advancing both AP-SA02 and AP-PA02 into pivotal Phase 3 trials next year with the hope of introducing a distinct new class of anti-infectives to patient care.”

Poster presentation details:

Title:	Phase 2 Clinical Trials Evaluating Multi-Phage Candidates for the Treatment of Adults with Bacteremia due to Staphylococcus aureus (diSArm) and Chronic Respiratory Infections due to Pseudomonas aeruginosa (SWARM-P.a. & Tailwind)

Breakout session:	Treating Refractory Hypoxemia on the Battlefield: What Does the Future Hold?

Date/time:	Tuesday, August 27, 10:00 am – 12:00 pm EDT

Summary: Multiple-dose administration of intravenous AP-SA02 and inhaled AP-PA02 have been well tolerated to date. Preliminary pharmacokinetic data suggests intravenous AP-SA02 is active in all subjects, with longer phage persistence in a significant subset of subjects potentially demonstrating a persistent reservoir of S. aureus bacteria (despite antibiotics) and in vivo amplification of the phages. This may garner increased clinical benefit for patients with difficult-to-treat S. aureus infections. Preliminary evidence supports inhaled AP-PA02 monotherapy as a viable alternative to inhaled antibiotics in Pseudomonas aeruginosa bronchiectasis. Promising data for both phage candidates is expected to be utilized for planning pivotal Phase 3 clinical trials in 2025.

About MHSRS

The MHSRS is the Department of Defense’s foremost scientific meeting. It provides a venue for presenting new scientific knowledge resulting from military-unique research and development. The MHSRS is the premier military or civilian meeting that focuses specifically on the unique medical needs of the warfighter.

The MHSRS provides a collaborative setting for the exchange of information between military providers with deployment experience, research and academic scientists, international partners, and industry on research and related health care initiatives falling under the topic areas of Combat Casualty Care, Military Operational Medicine, Clinical and Rehabilitative Medicine, Information Sciences, Military Infectious Diseases, and Radiation Health Effects.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage specific cGMP manufacturing.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant current Good Manufacturing Practices; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

310-665-2928 x234

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569